Exhibit 99.1

Peter Abram, Senior Vice President and CFO

Peter.Abram@faro.com, 407-333-9911

FARO Reports Fourth Quarter 2014 Sales Growth of 16% and EPS Growth of 33%; Announces Fiscal 2014 Sales Growth of 17% and EPS Growth of 54%

LAKE MARY, FL, February 25, 2014 – FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the fourth quarter and fiscal year ended December 31, 2014. Sales in the fourth quarter of 2014 increased 15.9% to $104.2 million from $89.9 million in the fourth quarter of 2013. Net income increased $2.8 million, or 34.6%, to $11.1 million, or $0.64 per share, in the fourth quarter of 2014 from $8.3 million, or $0.48 per share, in the fourth quarter of 2013.

Fiscal 2014 sales increased 17.2% to $341.8 million compared with the preceding year. Net income for fiscal 2014 increased 56.4% to $33.6 million or $1.93 per share, as compared with $21.5 million or $1.25 per share in fiscal 2013. Excluding a discrete tax benefit of $4.5 million recorded in the third quarter of 2014, net income for fiscal 2014 would have been $29.1 million or $1.67 per share, up 35.4% from fiscal 2013.

New order bookings for the fourth quarter of 2014 increased $10.6 million, or 10.7%, to $109.2 million from $98.6 million in the fourth quarter of 2013 representing a 1.05 book to bill ratio for the quarter.

Gross profit in the fourth quarter increased $8.0 million, or 16.1%, to $57.3 million from $49.3 million in the prior year quarter primarily driven by strong sales volume in Arms due to the release of the Company’s new Laser Line Probe HD. Gross margin of 55.0% increased 10 basis points from the fourth quarter of 2013 primarily driven by a favorable sales mix with the strong sales volume of Arms combined with an increase in average selling price of Arms.

Operating margin decreased slightly to 12.5% in the fourth quarter of 2014 from 12.6% in the fourth quarter of 2013 mainly due to the Company’s commitment to increasing its investment in developing new disruptive products and executing infrastructure growth projects. In fiscal year 2014, operating margin increased by 60 basis points to 10.9%.

“Market demand remained strong in the fourth quarter, driving 16% sales growth. We demonstrated market leadership, with the new FARO Laser Line Probe HD and the FARO Laser Scanner performing particularly well. In total, 2014 was a good year for the Company. We achieved mid-teens top line growth, increased our operating margin, executed on several planned infrastructure projects, and completed the acquisition of The CAD Zone,” stated Jay Freeland, FARO’s President and CEO. “We entered 2015 by launching a brand new product for the Company, the FARO Freestyle, an innovative, hand-held 3D Laser Scanner. We also announced the acquisition of ARAS 360, a leader in accident and crime scene reconstruction software. In the year ahead, we will continue driving towards our longer term model of mid-teens organic growth, accelerating product innovation, and capitalizing on market opportunities to expand our offerings.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about FARO’s growth, demand for and customer acceptance of FARO’s products, anticipated improvement in the markets in which FARO operates, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is”, “future,” “will,” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	the Company’s inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•	declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions; and

•	Other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Part II, Item A. Risk Factors in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2014.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

About FARO

FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.

The Company’s global headquarters is located in Lake Mary, FL; its European regional headquarters in Stuttgart, Germany; and its Asia Pacific regional headquarters in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, Portugal, India, China, Malaysia, Vietnam, Thailand, South Korea, and Japan.

More information is available at http://www.faro.com

Financial tables to follow:

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Twelve Months Ended
(in thousands, except share and per share data)	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
SALES
Product	$89,362	$76,171	$284,147	$238,841
Service	14,791	13,724	57,679	52,943

Total sales	104,153	89,895	341,826	291,784

COST OF SALES
Product	36,809	31,998	114,994	97,630
Service	10,071	8,576	37,918	32,261

Total cost of sales (exclusive of depreciation and amortization, shown separately below)	46,880	40,574	152,912	129,891

GROSS PROFIT	57,273	49,321	188,914	161,893

OPERATING EXPENSES:
Selling and marketing	23,950	21,957	80,157	71,689
General and administrative	10,367	7,984	36,479	30,600
Depreciation and amortization	1,908	1,770	7,428	7,038
Research and development	8,070	6,241	27,510	22,412

Total operating expenses	44,295	37,952	151,574	131,739

INCOME FROM OPERATIONS	12,978	11,369	37,340	30,154

OTHER (INCOME) EXPENSE
Interest income	(29)	(20)	(96)	(74)
Other (income) expense, net	(16)	(71)	(94)	1,357
Interest expense	2	6	8	9

INCOME BEFORE INCOME TAX EXPENSE	13,021	11,454	37,522	28,862

INCOME TAX EXPENSE	1,899	3,192	3,873	7,353

NET INCOME	$11,122	$8,262	$33,649	$21,509

NET INCOME PER SHARE - BASIC	$0.64	$0.48	$1.95	$1.26

NET INCOME PER SHARE - DILUTED	$0.64	$0.48	$1.93	$1.25

Weighted average shares - Basic	17,288,507	17,141,851	17,247,727	17,087,104

Weighted average shares - Diluted	17,467,066	17,299,227	17,416,453	17,241,115

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$109,289	$124,630
Short-term investments	64,995	64,994
Accounts receivable, net	83,959	66,309
Inventories, net	59,334	48,940
Deferred income taxes, net	5,936	4,601
Prepaid expenses and other current assets	17,021	14,645

Total current assets	340,534	324,119

Property and equipment:
Machinery and equipment	45,254	36,924
Furniture and fixtures	6,156	6,888
Leasehold improvements	19,676	11,765

Property and equipment at cost	71,086	55,577
Less: accumulated depreciation and amortization	(41,741)	(39,126)

Property and equipment, net	29,345	16,451

Goodwill	19,205	19,358
Intangible assets, net	9,109	8,112
Service inventory	20,646	19,033
Deferred income taxes, net	6,624	4,423

Total assets	$425,463	$391,496

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,437	$14,881
Accrued liabilities	26,127	20,141
Income taxes payable	—	1,690
Current portion of unearned service revenues	23,572	21,331
Customer deposits	2,046	2,910

Total current liabilities	67,182	60,953
Unearned service revenues - less current portion	13,799	13,414
Deferred income tax liability	—	1,171
Other long-term liabilities	628	8

Total liabilities	81,609	75,546

Shareholders’ equity:
Preferred stock - par value $0.01, 10,000,000 shares authorized; none issued	—	—
Common stock - par value $.001, 50,000,000 shares authorized; 17,997,665 and 17,868,372 issued; 17,317,430 and 17,188,137 outstanding, respectively	18	18
Additional paid-in capital	200,090	191,874
Retained earnings	159,516	125,867
Accumulated other comprehensive (loss) income	(6,695)	7,266
Common stock in treasury, at cost - 680,235 shares	(9,075)	(9,075)

Total shareholders’ equity	343,854	315,950

Total liabilities and shareholders’ equity	$425,463	$391,496

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Years Ended December 31,
(in thousands)	2014	2013	2012
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$33,649	$21,509	$22,998
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,428	7,038	6,976
Compensation for stock options and restricted stock units	4,678	4,367	4,018
(Net recovery of) provision for bad debts	(306)	1,001	(23)
Write-down of inventories	3,272	1,167	1,978
Deferred income tax (benefit) expense	(4,707)	645	(2,016)
Income tax benefit from exercise of stock options	(169)	(969)	(1,135)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	(24,587)	(4,053)	(4,840)
Inventories	(21,995)	(1,286)	(2,822)
Prepaid expenses and other current assets	(3,501)	(3,346)	(1,870)
(Decrease) increase in:
Accounts payable and accrued liabilities	8,867	6,108	(3,079)
Income taxes payable	(1,560)	(2,028)	3,497
Customer deposits	(724)	353	(1,374)
Unearned service revenues	5,313	3,772	5,565

Net cash provided by operating activities	5,658	34,278	27,873

INVESTING ACTIVITIES:
Purchases of property and equipment	(18,722)	(4,350)	(3,843)
Payments for intangible assets	(1,221)	(2,204)	(1,361)
Purchase of business acquired	(1,150)	—	—

Net cash used in investing activities	(21,093)	(6,554)	(5,204)

FINANCING ACTIVITIES:
Payments on capital leases	(8)	(93)	(132)
Income tax benefit from exercise of stock options	169	969	1,135
Proceeds from issuance of stock, net	3,369	5,444	6,162

Net cash provided by financing activities	3,530	6,320	7,165

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(3,436)	(2,647)	(1,141)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(15,341)	31,397	28,693

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	124,630	93,233	64,540

CASH AND CASH EQUIVALENTS, END OF YEAR	$109,289	$124,630	$93,233

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(unaudited)

	Years ended December 31,
(in thousands)	2014	2013	2012

Net income	$33,649	$21,509	$22,998
Currency translation adjustments, net of tax	(13,961)	925	525

Comprehensive income	$19,688	$22,434	$23,523